Exhibit 1(b)

FIRST AMENDMENT TO MANAGING BROKER-DEALER AGREEMENT

THIS FIRST AMENDMENT TO MANAGING BROKER-DEALER AGREEMENT (this “First Amendment”) is effective as of this 15th day of January 2021, by and between Lighthouse Life Capital, LLC, a Delaware limited liability company (“LLC”), and International Assets Advisory, LLC, a Florida limited liability company (“IAA”).

RECITALS

A. LLC and IAA entered into that certain Managing Broker-Dealer Agreement dated as of October 16, 2020 (the “Original Agreement”) pursuant to which IAA agreed to serve as Managing Broker-Dealer of the Offering, as more particularly described in the Original Agreement for the consideration specified therein.

B. LLC and IAA desire to amend the Original Agreement (the “MBD Agreement”), as set forth herein. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the MBD Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. The recitals and introductory paragraphs hereof form a part of this Agreement as if fully set forth herein.

2. Section 5. The MBD Agreement is hereby amended by deleting the final sentence in Section 5 and replacing it with the following:

The Company, the Managing Broker-Dealer and each Dealer hereby agree that venue for any action brought in connection with this Managing Broker-Dealer Agreement shall lie exclusively in Orange County, Florida.

3. Entire Agreement. The MBD Agreement, as modified by this First Amendment, constitutes the entire agreement between the parties hereto with respect to the transactions contemplated therein. Except as modified by this First Amendment, the MBD Agreement, including without limitation all exhibits to the MBD Agreement, remains unchanged and unmodified and in full force and effect, and the parties hereto hereby ratify and affirm the same.

4.           Counterparts. This First Amendment may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. Signatures to this First Amendment transmitted by facsimile or electronic mail shall be treated as originals in all respects.

[Remainder of page intentionally left blank; signatures appear on following pages]

IN WITNESS WHEREOF, the parties hereto have entered into this First Amendment as of the date first written above.

LLC:

LIGHTHOUSE LIFE CAPITAL, LLC
A Delaware limited liability company

By:
Lighthouse Life Strategies, Inc.
Its:
Sole Member

By: /s/Michael D. Freedman
Name: Michael D. Freedman
Its: Chief Executive Officer

IAA:

INTERNATIONAL ASSETS ADVISORY, LLC
A Florida limited liability company

By: /s/ Matthew Lampman
Name: Matthew Lampman
Its:            Chief Operations Officer

[Signature Page to First Amendment to Managing Broker-Dealer Agreement]